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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 033-63731 of Hartford Life and Annuity Insurance Company ICMG Registered Variable Life Separate Account One, on Form N-6, of our report dated March 26, 2004 relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of and for the period ended December 31, 2003 and 2002, and of our report dated February 25, 2004, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account ICMG Registered Variable Life Separate Account One as of December 31, 2003 and the related statements of operations for the year ended and the statements of changes in net assets for each of the two years ended December 31, 2003, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut
April 6, 2004